EXHIBIT 99

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Dice Inc.:

We have audited the accompanying consolidated balance sheets of Dice Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dice Inc. as of December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company did not make a required interest payment on its Convertible Subordinated Notes (the “Notes”). As a result, the noteholders will have the right to accelerate payment on the Notes upon the expiration of the grace period. In addition, the Company has incurred recurring operating losses and has a working capital and stockholders’ deficiency. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

As discussed in Note 2 to the consolidated financial statements, on January 1, 2002, Dice Inc. adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which resulted in a charge of $6.4 million.

/S/ ERNST & YOUNG LLP

New York, New York

January 28, 2003

DICE INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2002	2001
	(In thousands except per share data)
ASSETS
Current assets
Cash and cash equivalents	$4,886	$20,225
Marketable securities	2,645	4,608
Accounts receivable, net of allowance for doubtful accounts of $691 in 2002 and $1,253 in 2001	1,632	2,708
Prepaid expenses and other current assets	3,291	3,872

Total current assets	12,454	31,413
Fixed assets, net	7,153	9,993
Intangible assets, net	2,665	5,222
Goodwill	14,905	23,023
Restricted cash	567	1,057
Other assets, net	1,051	2,295

Total assets	$38,795	$73,003

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable and accrued expenses	$3,267	$6,457
Accrued interest	2,123	2,178
Deferred revenue	5,038	5,506
Amounts due under acquisition agreements	—	4,000
Notes and leases payable—current	70,209	1,237

Total current liabilities	80,637	19,378
Long term debt	—	71,200
Leases payable	385	793
Other liabilities	1,058	815

Commitments and contingencies (Note 12)

Stockholders’ (deficit) equity
Common stock, par value $.01; 75,000 shares authorized; 11,104 and 10,659 shares issued in 2002 and 2001, respectively	111	107
Additional paid in capital	126,629	126,204
Accumulated other comprehensive income (loss)	16	(4)
Treasury stock at cost, 5 and 9 shares in 2002 and 2001, respectively	(200)	(213)
Accumulated deficit	(169,841)	(145,277)

Total stockholders’ (deficit) equity	(43,285)	(19,183)

Total liabilities and stockholders’ (deficit) equity	$38,795	$73,003

The accompanying notes are an integral part of these consolidated financial statements.

DICE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2002	2001
	(In thousands except per share data)
Revenues	$32,679	$56,297
Cost of revenues	3,378	5,039

Gross profit	29,301	51,258

Operating expenses:
Product development	2,212	4,860
Sales and marketing	18,278	28,562
General and administrative	8,756	10,768
Depreciation	4,805	4,091
Amortization	2,557	16,464
Impairment of fixed assets and goodwill	2,742	876
Restructuring and one time charges, net	628	(638)

Total operating expenses	39,978	64,983

Loss from operations	(10,677)	(13,725)
Gain on repurchase of convertible notes	488	5,609
Write-off of convertible notes repurchase options	(2,821)	—
Interest expense	(5,516)	(6,138)
Interest and other income	380	1,409

Loss before cumulative effect of change in accounting principle	(18,146)	(12,845)
Cumulative effect of change in accounting principle	(6,418)	—

Net loss	$(24,564)	$(12,845)

Loss per share before cumulative effect of change in accounting principle	$(1.65)	$(1.22)
Cumulative effect of change in accounting principle per share	(0.59)	—

Basic and diluted net loss per share	$(2.24)	$(1.22)

Weighted average shares of common stock outstanding used in computing basic and diluted net loss per share	10,962	10,536

The accompanying notes are an integral part of these consolidated financial statements.

DICE INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

	Common Stock		Additional Paid In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Treasury Stock		Total	Comprehensive (Loss)
	Shares	Amount				Shares	Amount
	(In thousands)

Balance at December 31, 2000	10,402	$104	$125,558	$55	$(132,432)	5	$(200)	$(6,915)
Exercise of stock options	32	1	97					98
Stock issued in Employee Stock Purchase Plan	215	2	366					368
Vesting and amortization of restricted stock grant	10		134					134
Purchase of treasury stock						4	(13)	(13)
Acceleration of option vesting			49					49
Comprehensive loss:
Unrealized gain/(loss) on “available-for-sale” marketable securities				(59)				(59)	$(59)
Net loss					(12,845)			(12,845)	(12,845)

Comprehensive loss									$(12,904)

Balance at December 31, 2001	10,659	107	126,204	(4)	(145,277)	9	(213)	(19,183)
Exercise of stock options	47		42					42
Stock issued in Employee Stock Purchase Plan	395	4	221					225
Vesting and amortization of restricted stock grant	10		69					69
Purchase of treasury stock						3	(13)	(13)
Retirement of treasury stock	(7)		(26)			(7)	26	—
Issuance of below market stock options			119					119
Comprehensive loss:
Unrealized gain/(loss) on “available-for-sale” marketable securities				20				20	$20
Net loss					(24,564)			(24,564)	(24,564)

Comprehensive loss									$(24,544)

Balance at December 31, 2002	11,104	$111	$126,629	$16	$(169,841)	5	$(200)	$(43,285)

The accompanying notes are an integral part of these consolidated financial statements.

DICE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2002	2001
	(In thousands)
Cash flows from operating activities:
Net loss	$(24,564)	$(12,845)
Adjustments to reconcile net loss to net cash used in operating activities:
Write-off of goodwill—change in accounting principle	6,418	—
Depreciation	4,805	4,091
Amortization of intangible assets	2,557	16,464
Loss on sale of fixed assets	—	592
Impairment of fixed assets and goodwill	2,742	876
Amortization of deferred financing costs	482	534
Amortization of barter advertising costs	720	720
Write-off of convertible notes repurchase options and related costs	2,821	—
Restructuring and one-time charges, net	(283)	(1,736)
Provision for doubtful accounts	427	1,769
Gain on repurchase of convertible notes, net	(488)	(5,609)
Charge related to issuance of stock options and restricted stock	187	143
Changes in operating assets and liabilities:
Accounts receivable	649	3,948
Prepaid expenses and other assets	595	(1,314)
Accounts payable and accrued expenses	(2,970)	(4,277)
Accrued interest	(55)	(256)
Deferred revenue	(468)	(316)
Accrued restructuring charge	(42)	(7,924)
Other, net	304	(418)

Net cash used in operating activities	(6,163)	(5,558)

Cash flows from investing activities:
Purchases of fixed assets	(2,706)	(6,439)
Purchases of marketable securities	(4,156)	(4,527)
Maturities and sales of marketable securities	6,157	6,180
Restricted cash	490	60

Net cash used in investing activities	(215)	(4,726)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	267	466
Payments for repurchase of convertible notes	(1,236)	(2,982)
Payments for convertible note repurchase options and related costs	(2,821)	—
Payments of obligations under acquisition agreements	(4,000)	(5,310)
Payments of principal on capital leases and notes payable	(1,171)	(2,001)
Reimbursements for capital lease payments	—	179

Net cash used in financing activities	(8,961)	(9,648)

Net change in cash and cash equivalents for the year	(15,339)	(19,932)
Cash and cash equivalents, beginning of year	20,225	40,157

Cash and cash equivalents, end of year	$4,886	$20,225

Supplemental cash flow information:
Interest paid	$4,946	$5,680
Summary of non-cash transactions:
Acquisition of computer equipment and software through capital leases, net of trade-in	301	1,395

The accompanying notes are an integral part of these consolidated financial statements.

DICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—BASIS OF PRESENTATION AND COMPANY BACKGROUND

Business

Dice Inc. (“Dice” or the “Company”) (formerly known as EarthWeb Inc.), a Delaware corporation, provides online technology recruiting and career development services. Dice provides services to hire, train and retain technology professionals through two operating subsidiaries, Dice Career Solutions, Inc. (“dice.com”), an online job board for technology professionals, and MeasureUp, Inc. (“MeasureUp”), a provider of certification test preparation and assessment products for technology professionals.

Through December 26, 2000, Dice also owned and operated an online advertising and subscription supported content business (the “Content Business”). On December 26, 2000, Dice completed the sale of certain assets of the Content Business to Jupitermedia Corporation, formerly known as INT Media Group, Inc. and internet.com Corporation (“Jupitermedia”). These assets primarily consisted of websites, certain computer equipment, furniture and fixtures and leasehold improvements related to the operations of those websites. In addition, on December 26, 2000, Dice announced that it was exiting the remaining content businesses that were not sold to Jupitermedia, which primarily included its subscription based online reference library, ITKnowledge.com (the “Divestiture”).

Liquidity Issues

Dice has sustained net losses and negative cash flows from operations since its inception. Dice’s ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations, renegotiate the terms of its indebtedness, or raise additional financing through public or private equity financings, collaborative or other arrangements with corporate sources, or other sources of financings to fund operations. The cash generated by the Company and its subsidiaries from operations is, and is expected to continue to be for the foreseeable future, insufficient to pay interest and principal on the Company’s indebtedness. On January 27, 2003, the Company did not make an interest payment of $2.43 million due on its 7% Convertible Subordinated Notes due January 2005 (the “Notes”). The indenture (the “Indenture”) governing the Notes contains a 30-day grace period. The expiration of the grace period without forbearance from the noteholders or payment of the interest due by the Company will create an event of default under the terms of the Indenture, and the noteholders will have the right to require acceleration of the payment of the $69.4 million outstanding in Notes. As a result, the Company has reclassified $69.4 million in Notes outstanding to current liabilities. The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The matters described above raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s plan to address these matters through a capital restructuring plan is described below. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability of assets or the amounts of liabilities that may result from the possible inability of the Company to continue as a going concern.

Capital Restructuring Plan

On January 28, 2003, the Company entered into a lock-up agreement with Elliott Associates, L.P. and Elliott International, L.P. (together, “Elliott”), which hold approximately 48% of the Notes. The lock-up agreement calls for Elliott to vote in favor of a plan in which the Company would exchange 95% of its common stock for all of the $69.4 million outstanding face amount of the Notes, and for the Company to effect this transaction through a pre-arranged Chapter 11 bankruptcy filing and to emerge from the process as a privately held company. The Company anticipates making the Chapter 11 filing during February 2003.

The plan provides for the largest shareholders, currently projected to be 130 in number and measured based on a level of shareholdings to be determined, to receive common stock in the reorganized Company, and for the remainder of shareholders to receive an allocation of cash of no more than $50,000 in the aggregate. In addition to retaining 5% ownership, existing Dice shareholders who receive new common stock would also receive warrants to acquire an additional 8% of new common stock of the reorganized Company. These warrants would have an exercise price which would equate to an equity value for the reorganized Company of $69.4 million in the aggregate.

DICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The proposed capital restructuring plan will be submitted for a vote to all noteholders and shareholders after the plan of reorganization has been filed with the bankruptcy court and a disclosure statement relating to the plan is approved by the court. There can be no assurances that the proposed capital restructuring will be successful.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES AND PROCEDURES

Principles of Consolidation

The consolidated financial statements include the accounts of Dice and its principal subsidiaries, Dice Career Solutions, Inc., EW Knowledge Products, Inc. and Measure Up, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition

Dice generates revenue from the following sources:

Paid job listings. Paid job listing revenues are derived from the sale of technology job listings and access to a searchable database of candidates on the dice.com website to recruiters and employers. Paid job listing revenues are recognized ratably over the period in which the customer contracts to display job listings.

Certification test preparation and assessment. Revenues from MeasureUp are derived by providing online certification test preparation and related products for technology professionals and offering instructor-led training classes. Technology professionals preparing for certification exams use these products at training centers or individually online, as well as at the Company’s training classes. Revenue from MeasureUp’s online certification preparation exams and other training courses is recognized ratably as courses are provided. Revenue from the sale of CD-ROM test preparation exams is recognized when the product is shipped.

Cash and Cash Equivalents

All highly liquid investments with maturities of three months or less when purchased are considered cash equivalents. Restricted cash is reported separately on the balance sheet.

Concentration of Credit Risk

Substantially all of Dice’s excess cash, cash equivalents and marketable securities have been invested in a diversified portfolio of debt instruments of United States government agencies and high quality money market instruments. Dice performs ongoing credit evaluations of its customers’ financial condition and generally does not require collateral on accounts receivable.

Accounts receivable allowances are provided for estimated uncollectible accounts, sales discounts and returns. Accounts receivable are stated net of allowances for doubtful accounts of approximately $0.7 million and $1.3 million as of December 31, 2002 and 2001, respectively. One customer accounted for approximately 3% of the accounts receivable balance at each of December 31, 2002 and 2001. For each of the years ended December 31, 2002 and 2001 no customer accounted for more than 4% and 2% of revenues, respectively.

Marketable Securities

Dice’s marketable securities are comprised of U.S. government securities and corporate equity securities with readily determinable market values. Marketable securities are classified and accounted for as “available-for-sale” and are reported at fair market value with the resulting net unrealized gains or losses reported as a separate component of stockholders’ (deficit) equity. If management determines that an unrealized loss is other than temporary, such loss will be charged to the statement of operations.

DICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fixed Assets

Depreciation of equipment, furniture and fixtures, computer software and capitalized website development costs are provided under the straight-line method over estimated useful lives ranging from two to five years. Amortization of leasehold improvements is provided over the lesser of the term of the related lease or the estimated useful life of the improvement. The cost of additions and betterments is capitalized, and repairs and maintenance costs are charged to operations in the periods incurred.

Goodwill and Other Intangible Assets

In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“FAS”) No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”), effective for fiscal years beginning after December 15, 2001. Under the rules, goodwill and intangible assets deemed to have indefinite lives are no longer amortized, but are subject to annual impairment tests in accordance with FAS 142. Other intangible assets continue to be amortized over their useful lives.

The Company applied the FAS 142 rules in accounting for goodwill and other intangible assets in the first quarter of 2002. During the second quarter of 2002 the Company completed the first annual impairment tests. As of January 1, 2002, the fair value of two of the Company’s reporting units, MeasureUp and CCPrep, did not exceed the carrying value of these reporting units and an impairment charge of $6.4 million was recorded as a cumulative effect of change in accounting principle.

Goodwill is not subject to amortization and is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset may be impaired. The impairment test consists of a comparison of the fair value of goodwill with its carrying amount. If the carrying amount of goodwill exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of goodwill is its new accounting basis.

Intangible assets, resulting from acquisitions of websites and other assets, are being amortized using the straight-line method over three to five years which approximates the expected period of benefit. The carrying amount of intangibles is reviewed on a regular basis for the existence of facts or circumstances, both internal and external, that suggest impairment. Dice determines if the carrying amount of an asset is impaired based on anticipated undiscounted cash flows before interest and income taxes. In the event of impairment, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the asset. Fair value is determined primarily using the anticipated cash flows before interest and income taxes, discounted at a rate commensurate with the risk involved.

Bad Debt

Dice maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of Dice’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Income Taxes

Dice recognizes deferred taxes by the asset and liability method. Under this method, deferred income taxes are recognized for differences between the financial statement and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The primary sources of temporary differences are depreciation and amortization of intangible assets and operating loss carryforwards.

DICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Risks and Uncertainties

Dice has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. These risks include the failure to develop and extend Dice’s online service brands, the rejection of Dice’s services by consumers, vendors and/or advertisers, the inability of Dice to maintain and increase the levels of traffic on its online services, as well as other risks and uncertainties. In the event that Dice does not successfully execute its business plan, certain assets may not be recoverable.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Dice’s significant estimates include the useful lives and valuation of fixed assets, goodwill and intangible assets; the accounts receivable allowance for doubtful accounts; and the income tax valuation allowance.

Advertising Costs

Advertising costs are expensed as incurred. For the years ended December 31, 2002 and 2001, advertising expense amounted to approximately $1.8 million and $8.8 million, respectively.

Stock-Based Compensation

Dice applies Accounting Principles Board Opinion No. 25, “Accounting for Stock-Issued to Employees” and related interpretations in accounting for its stock option issuances. Dice has adopted the disclosure-only provisions of FAS No. 123, “Accounting for Stock-Based Compensation” (“FAS 123”). Had compensation cost for Dice’s stock option issuances been recognized using the fair value method under the provisions of FAS 123, Dice’s net loss would have been adjusted to the pro forma amounts indicated below (in thousands except per share amounts):

	Year ended December 31,
	2002	2001
Net loss—as reported	$(24,564)	$(12,845)
Add: Stock-based compensation expense included in reported net income, net of related tax effects	187	143
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(5,303)	(914)

Net loss—pro forma	$(29,680)	$(13,616)

Basic net loss per share—as reported	$(2.24)	$(1.22)
Basic net loss per share—pro forma	$(2.71)	$(1.29)

The fair value of each option grant is estimated on the date of the grant using the “Black-Scholes option-pricing model” with the following weighted average assumptions used for grants for the years ended December 31, 2002 and 2001; zero dividend yield for all years; 110% expected volatility for options granted in 2002 and 110% expected volatility for options granted in 2001; a weighted average risk-free interest rate of 4.13% and 4.48%, respectively; and expected lives of 4 years for options granted in 2002 and 2001.

DICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net Loss Per Share

Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the period. There were 3,471,139 and 3,727,733 options outstanding as of December 31, 2002 and 2001, respectively, that could potentially dilute earnings per share in the future. These options and the shares of common stock that would result from conversion of the $69.4 million Notes (see Note 9) and other common stock equivalent shares were not included in the computation of diluted loss per share because to do so would have been antidilutive for all periods presented.

Recent Accounting Pronouncements

In August 2001, the FASB issued FAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes FAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of,” and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations” for a disposal of a segment of a business. FAS 144 is effective for fiscal years beginning after December 15, 2001, with earlier application encouraged. The Company adopted FAS 144 in the first quarter of 2002.

In April 2002, the FASB issued FAS No.145, “Rescission of FASB Statements No. 4, 44, and 62, Amendment of FASB Statement No. 13, and Technical Corrections” (“FAS 145”). In most instances, FAS 145 requires gains and losses on extinguishments of debt to be classified as income or loss from continuing operations rather than as extraordinary items as previously required under FAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt” (“FAS 4”). This provision of FAS 145 is effective for fiscal years beginning after May 15, 2002, with early application encouraged. Upon adoption, any gain or loss on extinguishment of debt previously classified as an extraordinary item in prior periods presented that does not meet the criteria of APB Opinion No. 30 for such classification is reclassified to conform to the provisions of FAS 145. The Company adopted FAS 145 in the third quarter of 2002, and, therefore, reclassified a net gain of $5.6 million recognized on the early extinguishment of debt during the year ended December 31, 2001. Additionally, the Company recorded a gain of $0.5 million from the early extinguishment of debt in accordance with FAS 145 during the year ended December 31, 2002.

Comprehensive Income

FAS No. 130, “Reporting Comprehensive Income”, establishes standards for the reporting and display of comprehensive income (loss) and its components in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized as components of comprehensive income (loss) be reported in a financial statement with the same prominence as other financial statements. The Company has determined that the only item of comprehensive income (loss) relates to its unrealized gain (loss) on marketable securities available-for-sale.

Segments

Dice adopted the provisions of FAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” in 1998. This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Dice has determined that it operates in one business segment.

Prior Period Presentation

Certain amounts from prior years have been reclassified to conform to the current year presentation.

DICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 3—ACQUISITIONS AND DEFERRED PURCHASE PRICE OBLIGATIONS

In February 2000, the Company acquired MeasureUp, a provider of online certification preparation and assessment products for technology professionals. Total consideration for the acquisition was $15.0 million, plus contingent earnout obligations based on the achievement of certain financial targets during each of the years 2000, 2001 and 2002. The purchase price consisted of $10.0 million in cash paid at closing, and $2.7 million in cash and 150,947 shares of the Company’s common stock paid during the remainder of 2000. Under the terms of the acquisition agreement and a related escrow agreement, the 150,947 shares of the Company’s common stock paid in May 2000 were released from escrow and 41,387 shares remain in escrow to secure potential future payments. Based on results achieved by MeasureUp in 2000, the Company paid $1.2 million in cash to the sellers of MeasureUp in April 2001. The financial targets for the earnout obligations were not achieved in 2001 and 2002 and, therefore, the Company does not have any remaining obligations to the sellers of MeasureUp. The 41,387 shares will be released from escrow in 2003. During 2002, in accordance with the adoption of FAS 142, Dice determined that the value of the goodwill attributable to this asset was impaired; as a result the Company wrote down this asset by $5.6 million. In December 2002, the Company determined that the carrying value of this asset was further impaired and wrote down this asset by an additional $1.7 million. See Note 8.

During 2000, the Company acquired the CCPrep and NetCerts websites, which offer online certification preparation products and services designed for technology professionals seeking certification for Cisco products. The aggregate purchase price of both acquisitions was $3.2 million, $1.9 million of which was paid in cash and $1.3 million was paid with 41,247 shares of the Company’s common stock. In December 2001, based on a projection of future cash flows, Dice determined that the value of the goodwill attributable to these assets was impaired; as a result, the Company wrote down these assets by $.9 million.

During 2002, in accordance with the adoption of FAS 142, Dice determined that the value of the goodwill attributable to these assets was impaired; as a result, the Company wrote down the remaining $0.8 million. See Note 8.

Under terms of the acquisition agreement for D&L Online, Inc., which owned and operated the dice.com website and was acquired in February 1999, the Company had earnout obligations to the sellers of D&L Online, Inc. based on the attainment of certain financial targets. Based on results achieved in 1999, 2000 and 2001, $4.0 million was paid in each of April 2000, 2001 and 2002, totaling $10.0 million in cash and $2.0 million in common stock.

The Company has no remaining deferred purchase price obligations.

These acquisitions have been accounted for using the purchase method of accounting and, accordingly, the purchase price of each has been allocated to assets acquired and liabilities assumed based on their respective fair values. Results of the acquired businesses have been included in the Company’s results of operation since the respective dates of acquisition.

NOTE 4—RESTRUCTURING AND ONE-TIME CHARGES, NET

During the year ended December 31, 2002, the Company recorded a charge of $0.6 million related to an arbitration award of $1 million against the Company (the “Award”). In December 2002, a subsidiary of the Company paid Mr. Scott Wainner $628,000 in full satisfaction of the Award. Mr. Wainner has relinquished all rights to any further claims against the Company.

Pursuant to the terms of an Asset Purchase Agreement entered into in December 2000 between the Company and Jupitermedia, the Company transferred the websites in question in the arbitration proceeding to Jupitermedia. The Company believes it has certain rights for breach of contract and indemnification from Jupitermedia under the Asset Purchase Agreement between them, and on September 9, 2002, filed a third-party complaint against Jupitermedia for breach of contract and seeking indemnification of the Company by Jupitermedia and asking the court to direct Jupitermedia to pay all damages relating to the Award. Due to the inherent uncertainties of litigation, the Company cannot predict the outcome of this litigation with any certainty. Dice is continuing to seek recovery of the $628,000 from Jupitermedia Corporation. Since the

DICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

probability of recovery is not determinable, no estimate of recovery has been recorded.

During the year ended December 31, 2001, the Company recorded a net benefit from the reversal of restructuring charges and other one-time items of $0.6 million.

In January 2001, Jack D. Hidary, a Co-founder and President and CEO, resigned these positions, effective January 26, 2001, and became Chairman of the Board of Directors of the Company. Murray Hidary, Co-founder and Executive Vice President of the Company, also resigned his position, effective January 26, 2001, and continued to serve as a Director of the Company. In September 2002, Messrs. Hidary resigned from the Board of Directors. In connection with the 2001 resignations, the Company recorded a charge of $1.0 million in the first quarter of 2001, which primarily consisted of salary continuation and related payments, and medical and other benefits.

Also during 2001, the Company wrote down the carrying value of obsolete furniture, fixtures and capitalized software by $0.5 million and recognized a total of $0.6 million in additional costs related to the Divestiture ($0.3 million) and other non-recurring professional fees ($0.3 million).

These charges, which totaled $2.1 million in the aggregate, were offset by the settlement of certain obligations related to the Divestiture and the Content Business ($1.7 million), and from the resolution of acquisition related accruals ($0.4 million), at amounts less than originally accrued. The settlements included a reduction in professional fees, a benefit from the relinquishing of office space under lease in New York and various other accruals related to the Content Business. In addition, cash collections of accounts receivable of the Content Business were in excess of the allowance for doubtful accounts by $0.6 million.

NOTE 5—ACCRUED RESTRUCTURING RESERVE

In December 2000, the Company recorded $8.8 million in accrued restructuring charges as a result of the Divestiture (see Note 1). The following table summarizes the activity and balances of the accrued restructuring charges from December 31, 2000 to December 31, 2002 (in thousands):

	Balance December 31, 2000	2001 Payments	2001 Reversals	Balance December 31, 2001	2002 Payments	Balance December 31, 2002
Type of cost
Employee separation costs	$3,360	$(3,360)	$—	$—	$—	$—
Professional fees	2,400	(1,900)	(500)	—	—	—
Other contractual commitments and exit costs	2,210	(1,853)	(327)	30	(30)	—
Lease obligations	823	(811)	—	12	(12)	—

Total	$8,793	$(7,924)	$(827)	$42	$(42)	$—

Employee separation costs of $3.4 million related to the employees of the Content Business and primarily consisted of severance and related payments, and medical and other benefits. During December 2000, approximately 96 employees company wide were notified that their positions were to be eliminated but none were terminated as of December 31, 2000; all of these employees were terminated during 2001. Professional fees of $2.4 million related to services provided by attorneys, bankers, accountants and other professionals as a result of the sale of the Content Business. Other contractual commitments and exit costs of $2.2 million were primarily comprised of guaranteed royalty payments, fixed advertising commitments and obligations related to prior acquisitions, all of which do not provide the Company any future benefit. Accrued costs for lease obligations of $0.8 million related to lease commitments for offices that have been vacated and the termination of various office equipment leases.

During the year ended December 31, 2001, Dice made cash payments of approximately $7.9 million against these accrued charges and, due to the settlement of some obligations at levels lower than expected, reversed

DICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

accrued charges by approximately $0.8 million. During the year ended December 31, 2002, Dice paid the remaining $42,000 against these accrued charges.

NOTE 6—MARKETABLE SECURITIES

Dice’s marketable securities are stated at fair value. The following table shows the cost, unrealized gain (loss) and fair value of Dice’s marketable securities as of December 31, 2002 and 2001 (in thousands):

	Maturity	Cost	Unrealized Gain (Loss)	Fair Value
As of December 31, 2002
Corporate equity securities	N/A	$115	$18	$133
Certificates of Deposit	Within One Year	1,057	—	1,057
U S. Government and agencies	Within One Year	509	(8)	501
U.S. Government and agencies	Over One Year	948	6	954

Total		$2,629	$16	$2,645

	Maturity	Cost	Unrealized Gain (Loss)	Fair Value
As of December 31, 2001
Corporate equity securities	N/A	$114	$12	$126
U.S. Government and agencies	Within One Year	3,007	(2)	3,005
U.S. Government and agencies	Over One Year	1,491	(14)	1,477

Total		$4,612	$(4)	$4,608

NOTE 7—FIXED ASSETS

Fixed assets consist of the following:

	December 31,
	2002	2001
	(In thousands)
Computer equipment and software	$8,847	$9,002
Computer equipment acquired under capital leases	1,978	2,014
Furniture and fixtures	1,309	1,805
Leasehold improvements	957	1,397
Capitalized website development costs	2,719	1,091

	15,810	15,309
Less: accumulated depreciation and amortization	(8,657)	(5,316)

Fixed assets, net	$7,153	$9,993

Depreciation and amortization of fixed assets for the years ended December 31, 2002 and 2001, which includes amortization of assets recorded under capital leases, totaled approximately $4.8 million and $4.1 million, respectively. The accumulated amortization of the assets under capital leases as of December 31, 2002 and 2001 was $0.8 million and $0.6 million, respectively.

During 2002, the Company wrote off $225,000 of capitalized software development costs and $400,000 of leasehold improvements as a result of the exiting of certain lease obligations. See Note 12. Additionally, purchased software and other hardware and office equipment of approximately $417,000 was written off as it was no longer needed. These amounts, combined with the $1.7 million goodwill impairment, are classified in the statement of operations as impairment of fixed assets and goodwill.

DICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 8—INTANGIBLE ASSETS AND GOODWILL

In June 2001, the FASB issued FAS 142, effective for fiscal years beginning after December 15, 2001. Under the rules, goodwill and intangible assets deemed to have indefinite lives are no longer amortized, but are subject to annual impairment tests in accordance with FAS 142. Other intangible assets continue to be amortized over their useful lives.

The Company applied the FAS 142 rules in accounting for goodwill and other intangible assets in the first quarter of 2002. During the second quarter of 2002 the Company completed the initial impairment test as required by FAS 142. As of January 1, 2002, the fair value of two of the Company’s reporting units, MeasureUp and CCPrep, did not exceed the carrying value of these reporting units and an impairment charge of $6.4 million was recorded as a cumulative effect of change in accounting principle. In December 2002, the Company completed the first annual impairment tests as required by FAS 142 and determined that the value of the goodwill attributable to MeasureUp was further impaired. As a result, the Company recorded an additional writedown of $1.7 million.

In December 2001, based on a projection of future cash flows, the Company determined that the value of the goodwill attributable to CCPrep was impaired; as a result, the Company wrote down this asset by $.9 million.

The following adjusts reported net income (loss) and earnings (loss) per share to exclude goodwill amortization:

Year ended December 31,
2001
(In thousands, except per share data)
Reported net income (loss)	$(12,845)
Add: goodwill amortization	12,864

Adjusted net income (loss)	19

Reported basic and diluted net income (loss) per share	$(1.22)

Add: goodwill amortization	$1.22

Adjusted basic and diluted net income (loss) per share	$0.00

Intangible assets, related to the D&L Online acquisition in February 1999 under which dice.com was acquired, consist of the following:

	Customer List	Trade Name		Total
	(In thousands)
As of December 31, 2002
Intangible assets	$8,100	$4,200		$12,300
Less: accumulated amortization	(6,345)	(3,290)		(9,635)

Intangible assets, net	$1,755	$910		$2,665

	Customer List	Trade Name	Non-Compete Covenant	Total
	(In thousands)
As of December 31, 2001
Intangible assets	$8,100	$4,200	$3,500	$15,800
Less: accumulated amortization	(4,725)	(2,450)	(3,403)	(10,578)

Intangible assets, net	$3,375	$1,750	$97	$5,222

DICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company expects amortization expense to be $2.5 million and $0.2 million for the years ended December 31, 2003 and 2004, respectively. During 2002, the non-compete covenant became fully amortized and was written off.

NOTE 9—LONG TERM DEBT

Long term debt consists of the following:

	December 31,
	2002	2001
	(In thousands)
Convertible notes payable	$69,434	$71,200
Promissory note	143	143

Total	69,577	71,343
Less: current portion	(69,577)	(143)

Long term debt	$—	$71,200

In January 2000, Dice completed a private offering pursuant to Rule 144A of $80.0 million aggregate principal amount of its 7% Convertible Subordinated Notes, due January 25, 2005. Proceeds to Dice, net of issuance costs, were $77.2 million. Pursuant to a prospectus dated May 9, 2000, as supplemented from time to time, the holders of the Notes may offer for sale the Notes and the shares into which the Notes are convertible. The Notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of Dice common stock. The conversion price, subject to adjustment, is $39.10 per share, which is equal to a conversion rate of 25.5754 shares per $1,000 principal amount of Notes and would result in the issuance of 1,755,802 shares of Dice common stock, if the $69.4 million principal amount of the Notes currently outstanding was converted. Interest on the Notes is payable semiannually on January 25 and July 25 of each year. On or after January 25, 2003, the Company is entitled to redeem the Notes for cash in whole at any time, or from time to time in part, at the following redemption prices (plus accrued cash interest to the redemption date): from January 25, 2003 through January 24, 2004 at a price of 102.8% per $1,000 principal amount; thereafter at a price of 101.4% per $1,000.

On April 3, 2002, Dice announced that it negotiated the right to repurchase $53.02 million face amount of the Notes from three of its largest noteholders, upon certain change of control events, at prices ranging from 70% to 110% of face value, plus accrued interest through the date of repurchase. The actual repurchase price depended upon the amount to be received by the Company or its stockholders as a result of a change of control event, increasing to the maximum as proceeds to stockholders increased. In addition, the Company repurchased $1.76 million aggregate principal amount of the Notes from one of the noteholders for $1.24 million cash, plus accrued interest. In consideration for entering into these agreements, the Company paid $1.86 million in the aggregate to the three noteholders and incurred $960,000 in transaction costs for professional fees related to these agreements. The Company recorded this payment and the related transaction costs as a deferred asset and accounted for it as a derivative security until the repurchase options expired on October 3, 2002 without being exercised, at which point the Company wrote off the deferred asset balance of $2.82 million during the quarter ended September 30, 2002.

On January 27, 2003, Dice did not make an interest payment of $2.43 million due on the Notes. The Indenture governing the Notes contains a 30-day grace period. The expiration of the grace period without forbearance from the noteholders or payment of the interest due by the Company will create an event of default under the terms of the Indenture, and the noteholders will have the right to require acceleration of the payment of the $69.4 million outstanding in Notes. As a result, the Company has reclassified $69.4 million in

DICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Notes outstanding to current liabilities. See Note 1.

On January 28, 2003, the Company entered into a lock-up agreement with Elliott, which holds approximately 48% of the Notes. The lock-up agreement calls for Elliott to vote in favor of a plan in which the Company would exchange 95% of its common stock for all of the $69.4 million outstanding face amount of the Notes, and for the Company to effect this transaction through a pre-arranged Chapter 11 bankruptcy filing and to emerge from the process as a privately held company. The Company anticipates making the Chapter 11 filing during February 2003. The proposed capital restructuring plan will be submitted for a vote to all noteholders and shareholders after the pre-arranged bankruptcy plan has been filed and a disclosure statement relating to the plan is approved by the court. There can be no assurances that the proposed capital restructuring will be successful.

NOTE 10—GAINS ON REPURCHASE OF CONVERTIBLE NOTES

In April 2002 and August 2001, Dice repurchased $1.76 million and $8.8 million of its Notes for aggregate purchase prices of $1.24 million and $2.98 million in cash, respectively, plus accrued interest. As a result of these repurchases, the Company recorded gains of $0.5 million and $5.6 million (net of zero income tax and write-offs of related deferred financing costs) in the years ended December 31, 2002 and 2001, respectively.

In April 2002, the FASB issued FAS 145. In most instances, FAS 145 requires gains and losses on extinguishments of debt to be classified as income or loss from continuing operations rather than as extraordinary items as previously required under FAS 4. This provision of FAS 145 is effective for fiscal years beginning after May 15, 2002, with early application encouraged. Upon adoption, any gain or loss on extinguishment of debt previously classified as an extraordinary item in prior periods presented that does not meet the criteria of APB Opinion No. 30 for such classification should be reclassified to conform to the provisions of FAS 145. The Company adopted FAS 145 in the quarter ended September 30, 2002, and, therefore, reclassified a net gain of $5.6 million recognized on the early extinguishment of debt in the year ended December 31, 2001. Additionally, the Company recorded a gain of $0.5 million from the early extinguishment of debt in accordance with FAS 145 in the year ended December 31, 2002.

NOTE 11—FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, and capital lease obligations approximate their fair values.

The fair value of the Notes is estimated based on a quoted market price of the Notes as of December 31, 2002. The carrying amount is $69.4 million, and the fair value was approximately $28.5 million as of December 31, 2002. These securities, which are not listed on an exchange, are publicly tradable over-the-counter through securities dealers.

NOTE 12—COMMITMENTS AND CONTINGENCIES

Leases

Dice leases equipment and office space under non-cancelable leases expiring at various dates through October 2011. Future minimum lease payments under non-cancelable leases as of December 31, 2002 are as follows (in thousands):

	Rental Payments
	Capital Leases	Operating Leases
2003	$727	$810
2004	433	720
2005	63	756
2006	—	530

DICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2007	—	488
2008 and thereafter	—	1,312

Total minimum payments	1,223	$4,616

Amount representing interest	(206)

Obligations under capital leases	1,017
Obligations due within one year	(632)

Long-term obligations under capital leases	$385

The Company has subleased certain office space to third parties and expects to receive approximately $0.2 million in sublease rental income during the period through January 2006. Rent expense was approximately $1.8 million and $1.6 million for the years ended December 31, 2002 and 2001, respectively.

In September 2002, the Company entered into an amended lease agreement with the landlord of its Urbandale, Iowa facility under which the Company relinquished all rights to 25,000 sq. ft. of space as of January 1, 2003 in exchange for paying an aggregate of $198,000 during the period January 1, 2003 through December 31, 2007. In December 2002, the Company entered into a second amended lease agreement under which the Company will relinquish approximately 45,000 sq. ft. of additional space at its Urbandale facility in February 2003. As part of the agreement, the Company recaptured approximately 4,000 sq. ft. of space relinquished in the first amendment. The two amendments result in Dice leasing approximately 20,000 sq. ft. at an annual rate of $11.25 per sq. ft. and 4,000 sq. ft. at an annual rate of $6.00 per sq. ft. through October 2011.

In connection with the second amendment, the Company incurred fees and expenses, and agreed to subsidize a portion of building expenses incurred on the 45,000 sq. ft. relinquished up to $34,000 per year during the remainder of the term of the lease. The aggregate cost of $464,000 was recorded in general and administrative expense in December 2002, of which $260,000 will be paid in 2003 and the remainder in 2004 through 2011.

Marketing Agreements

The Company has commitments under various marketing arrangements (including the impact of an agreement amended subsequent to December 31, 2002) to pay an aggregate of $3.3 million through 2004, of which approximately $1.9 million is payable in 2003.

Restricted Cash and Letters Of Credit

As of December 31, 2002, Dice has $557,000 in standby letters of credit to collateralize facility lease agreements. Restricted cash of $567,000 collateralizes such standby letters of credit.

Litigation

On November 5, 2001, a class action lawsuit was filed in the United States District Court for the Southern District of New York against the Company, certain of its present and former directors and former officers, and the underwriters of its initial public offering and secondary offering (J.P. Morgan Securities, Inc., Bear Stearns & Co., Inc., Volpe Brown Whelan & Co., LLC and Wit Capital Corporation). The complaint alleges, among other things, that the underwriters of the Company’s initial public offering and secondary offering violated the securities laws by failing to disclose certain alleged compensation arrangements (such as undisclosed commissions or stock stabilization practices) in the registration statements for the offerings. The Company and certain of its present and former directors and former officers are named in the complaints pursuant to Section 11 of the Securities Act of 1933. Similar actions have been filed against more than 300 other issuers and their underwriters relating to offerings since 1998. The Company intends to defend the case vigorously. However, due to the inherent uncertainties of litigation, the Company cannot accurately predict

DICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the ultimate outcome of the litigation. An adverse outcome of this litigation could have an adverse effect on the Company’s financial position, results of operations and cash flows.

The Company is party to other claims and litigation that arise in the normal course of business. The Company believes that the ultimate outcome of those other claims and litigation will not have a material effect on the Company’s financial position, results of operations or cash flows.

NOTE 13—STOCKHOLDERS’ (DEFICIT) EQUITY

Stock Option Plans

In October 1996, Dice adopted the 1996 Amended and Restated Stock Option Plan (the “1996 Plan”). In November 1998, the Board of Directors adopted the 1998 Stock Incentive Plan (the “1998 Plan” and together with the 1996 Plan, the “Plans”). The 1998 Plan allows for an annual increase in stock available under the 1998 Plan to be added on the first day of each of Dice’s fiscal years beginning in 2000 equal to four percent (4%) of the number of shares outstanding as of such date or a lesser number of shares determined by the Board of Directors. In January 2001, 2002 and 2003, an additional 416,000, 429,039 shares and 446,661 shares, respectively, were added under the 1998 Plan’s annual renewal mechanism.

A summary of Dice’s Plans, as amended, as of December 31, 2001 and 2002, and changes during the two year period ended December 31, 2002 are presented below:

	Option Shares	Weighted Average Exercise Price
Options outstanding—December 31, 2000	2,840,835	$18.31
Granted	2,919,019	$2.76
Exercised	(31,426)	$2.94
Cancelled	(1,675,364)	$15.63
Expired	(325,331)	$21.62

Options outstanding—December 31, 2001	3,727,733	$7.31
Granted	433,000	$1.19
Exercised	(48,561)	$0.88
Cancelled	(289,010)	$4.59
Expired	(352,023)	$21.99

Options outstanding—December 31, 2002	3,471,139	$5.25

Options exercisable at December 31, 2002		1,572,655
Options exercisable at December 31, 2001		904,409
Weighted average fair value of options granted at market during 2002		$1.57
Weighted average fair value of options granted below market during 2002		$1.89
Weighted average fair value of options granted during 2001		$2.20

The following table summarizes information about stock options outstanding at December 31, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares Exercisable	Weighted Average Exercise Price
$ 0.71-0.97	1,019,914	8.5	$0.93	302,123	$0.91
$ 1.54-2.29	282,025	8.7	$1.97	91,958	$1.90

DICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$ 2.43-3.63	749,315	7.8	$2.48	305,284	$2.53
$ 4.50-5.63	692,365	8.0	$5.14	379,096	$5.21
$ 9.75-13.06	573,334	7.1	$11.69	351,155	$11.60
$26.19-36.13	146,686	5.6	$28.61	136,477	$28.58
$54.81-54.81	7,500	6.3	$54.81	6,562	$54.81

$ 0.71-54.81	3,471,139	7.9	$5.25	1,572,655	$7.33

Options generally vest over a period of four years. At December 31, 2002, Dice had reserved 4,588,485 shares of common stock for the exercise of options of which 1,117,346 are available for future grants.

The 1998 Plan also provides for the issuance of stock appreciation rights and restricted stock awards under which shares of common stock may be issued to eligible employees. Dice granted 40,000 shares of restricted stock during 2000 that vest over various periods through 2006.

On December 7, 2001, the Compensation Committee approved, subject to shareholder approval, a one-time grant to Mr. Scot Melland, President and Chief Executive Officer of the Company, of additional stock options to purchase 350,000 shares of the Company’s common stock at $0.97 per share, the closing price of the Company’s common stock on the day immediately preceding the date of grant (the “December Grant”). The options vest over a period of four years, with twenty-five percent (25%) vesting upon the first anniversary of the grant and six and one-quarter percent (6 1/4%) vesting quarterly thereafter, and are exercisable until the tenth anniversary of the date of grant. The December Grant was not made under the 1998 Plan, which limits the number of options that can be granted under it in any fiscal year to any employee to options for 600,000 shares of common stock. As a part of Mr. Melland’s employment agreement with the Company, Mr. Melland was granted in April 2001 under the 1998 Plan options to purchase 600,000 shares of common stock, as well as additional options to purchase 97,391 shares of common stock outside of the 1998 Plan, in each case at an exercise price of $2.43 per share, the closing price of the Company’s common stock on the day immediately preceding the date of grant. Because the December Grant was made outside of the 1998 Plan (and not as part of Mr. Melland’s initial employment arrangement), the grant was made subject to obtaining shareholder approval of the grant. In June 2002, stockholders approved the grant. The December Grant is reflected in options granted in 2002.

As a result of this transaction, the Company incurred a non-cash stock compensation charge of $445,000 that will be recognized over the four year vesting term of the options through December 2005 and is retroactive to the grant date of December 7, 2001. The charge was calculated as the difference between the exercise price at the time of the grant of $0.97 and the closing price of Dice common stock at the time the grant was approved by the stockholders of $2.24, multiplied by the number of options granted. A non-cash charge of $119,000 was recognized in 2002.

1998 Employee Stock Purchase Plan

Dice’s 1998 Employee Stock Purchase Plan (the “Stock Purchase Plan”) was approved by the Board of Directors in November 1998. The Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Service Code in order to provide employees of Dice with an opportunity to purchase common stock through payroll deductions.

The plan allows for an annual increase in shares available under the plan to be added on the first day of each of Dice’s fiscal years by the lesser of (i) 400,000 shares, (ii) two percent (2%) of the outstanding shares on such date or (iii) a lesser number of shares determined by the Board of Directors. In June 2002, the Company’s shareholders approved an increase of 500,000 in the number of shares reserved for issuance under the plan. Through December 31, 2002 an aggregate of approximately 1,278,000 shares of Dice’s common stock has been reserved for issuance.

During the year ended December 31, 2002, employees purchased approximately 395,000 shares of common stock at a weighted average price of $0.57 per share under the Stock Purchase Plan. On January 22, 2003, the Board of Directors terminated the Stock Purchase Plan.

DICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 14—INCOME TAXES

The components of the net deferred tax asset as of December 31, 2002 and 2001 consists of the following (in thousands):

	2002	2001
Net operating loss carryforward	$48,169	$41,912
Amortization and write-off of intangibles	1,081	845
Depreciation and write-off of fixed assets	1,326	1,380
Provision of uncollectible accounts	234	464
Provision for accrued expenses and other, net	380	571

Net deferred tax asset	51,190	45,172
Less: valuation allowance	(51,190)	(45,172)

Deferred tax asset	$—	$—

The difference between Dice’s U.S. federal statutory rate of 35%, as well as its state and local rate, net of a federal benefit, of 7%, when compared to its effective rate of 0% is principally comprised of its valuation allowance. The valuation allowance increased by $6.0 million and $1.1 million during 2002 and 2001, respectively.

As of December 31, 2002, Dice has a net operating loss carryforward for Federal income tax purposes of approximately $115 million. The carryforwards will begin to expire in 2011 if not used. The net deferred tax asset has been fully reserved due to the uncertainty of Dice’s ability to realize this asset in the future.

NOTE 15—EMPLOYEE SAVINGS PLAN

Dice has a savings plan (the “Savings Plan”) that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. For the years ended December 31, 2002 and 2001, Dice contributed $213,000 and $297,000, respectively.

NOTE 16—QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

Quarter Ended	March 31, 2001	June 30, 2001	September 30, 2001(1)	December 31, 2001(2)	March 31, 2002	June 30, 2002(3)	September 30, 2002(4)	December 31, 2002(3)
	(In thousands, except per share data)
Net revenues	$17,099	$15,522	$13,020	$10,656	$9,085	$8,422	$7,823	$7,349
Gross profit	15,723	14,201	11,862	9,472	8,153	7,579	6,952	6,617
Loss from operations	(2,716)	(3,147)	(3,173)	(4,689)	(1,770)	(1,722)	(2,774)	(4,410)
Net income (loss)	(3,696)	(4,357)	1,156	(5,948)	(2,984)	(9,440)	(6,410)	(5,730)
Basic diluted net income (loss) per share	$(0.35)	$(0.42)	$0.11	$(0.56)	$(0.28)	$(0.87)	$(0.58)	$(0.52)

(1)  In August 2001, Dice repurchased $8.8 million of its Convertible Notes for an aggregate purchase price of $2.98 million in cash, plus accrued interest. As a result of this repurchase, the Company recorded a gain of $5.6 million (net of zero income tax and write-offs of related deferred financing costs).

(2)  In December 2001, based on a projection of future cash flows, the Company determined that the value of the goodwill attributable to CCPrep, a certification business acquired in 2000, was impaired; as a result, the Company wrote down this asset by $.9 million.

(3)  During the second quarter of 2002 the Company completed the initial impairment test as required by FAS 142. As of January 1, 2002, the fair value of two of the Company’s reporting units, MeasureUp and CCPrep, did not exceed the carrying value of these reporting units and an impairment charge of $6.4 million was recorded as a cumulative effect of change in accounting principle. In the fourth quarter of 2002, the Company determined that the goodwill attributable to MeasureUp was further impaired; as a result, the Company recorded a further write-down of $1.7 million.

(4)  On April 3, 2002 Dice announced that it negotiated the right to repurchase $53.02 million face amount of

DICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

its Notes from three of its largest noteholders, upon certain change of control events, at prices ranging from 70% to 110% of face value, plus accrued interest through the date of repurchase. The actual repurchase price would depend upon the amount to be received by the Company or its stockholders as a result of a change of control event, increasing to the maximum as proceeds to stockholders increased. In consideration for entering into these agreements, the Company paid $1.86 million in the aggregate to three noteholders and incurred $960,000 in transaction costs for professional fees related to these agreements. The Company recorded this payment and related transaction costs as a deferred asset and accounted for it as a derivative security. The Company wrote off the deferred asset balance of $2.82 million as of September 30, 2002, as the options were not exercised prior to their expiration on October 3, 2002. Dice repurchased $1.76 million of its Notes for an aggregate purchase price of $1.24 million, plus accrued interest. As a result of this repurchase, the Company recorded a gain of $0.5 million (net of zero income tax and write-offs of related deferred financing costs).